UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------




                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


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       Date of report (Date of earliest event reported): August 10, 2005

                           ADVANCED BIOPHOTONICS INC.
               (Exact Name of Registrant as Specified in Charter)




          Delaware                     0-27943                11-3386214
(State or other jurisdiction    (Commission File Number)     (IRS Employer
      of incorporation)                                   Identification No.)



      125 Wilbur Place, Suite 120                                11716
           Bohemia, New York                                  (Zip Code)
  (Address of principal executive offices)

       Registrant's telephone number, including area code: (631) 244-8244

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[_]  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)) -

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1

Section 8 - Other Events.

Item 8.01     Other Events.

         On August 10, 2005, we completed our previously announced registered subscription rights offering. Pursuant to the terms and conditions of the subscription rights offering, we received subscriptions for, and issued, 1,407,867 shares of our series B convertible preferred stock and five-year warrants to purchase 703,934 shares of our common stock at an exercise price of $.75 per share. The 1,407,867 shares of series B preferred stock issued in the subscription rights offering are convertible into shares of our common stock on a one-for-one basis at any time by the holders and automatically upon the 20th consecutive trading day on which the closing bid price of our common stock is $2.20 per share, without the payment of any additional consideration.

         We received approximately $703,933 in gross proceeds from the subscription rights offering. Of the gross proceeds received, approximately $229,262 were received from the exercise of over-subscription rights. All over-subscription rights exercised by stockholders participating in the subscription rights offering were accepted by the company. If all of the warrants issued in the subscription rights offering are exercised, we will receive an additional $527,950 in gross proceeds. There can be no assurance, however, that all or any of such warrants will be exercised.

          As disclosed in the prospectus relating to the subscription rights offering, we intend to use the net proceeds of the offering for working capital and general corporate purposes.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ADVANCED BIOPHOTONICS INC.


Date: August 15, 2005               By: /s/  Denis A. O'Connor
                                    -----------------------------------------
                                        Denis A. O'Connor
                                        President and Chief Executive Officer